EXHIBIT 23.1

CONSENT OF SF PARTNERSHIP LLP
The undersigned, SF Partnership LLP, hereby consents to the use of our name and the use of our opinion dated September 14, 2006 on the financial statements of Silver Reserve Corp. as at June 30, 2006 and 2005 included in the registration statement being filed with the Securities and Exchange Commission by Silver Reserve Corp. on form SB-2.

“SF PARTNERSHIP LLP”

CHARTERED ACCOUNTANTS

Toronto, Ontario
December 20, 2006